AVX Corporation Announces Fourth Quarter and Full Year Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- April 30, 2003 --

AVX Corporation (NYSE: AVX) reported that net sales were $261.2 million in the fourth quarter ended March 31, 2003 and $1,134.1 million for the fiscal year ended March 31, 2003. Chief Executive Officer and President, John Gilbertson, stated, "Sales were down over the previous quarter due to seasonal demand changes and continued pricing pressure."

Before special charges of $2.9 million in cost of sales related to the completion of restructuring activities that were initiated during fiscal 2002, the net loss for the quarter ended March 31, 2003 was $11.1 million, or $0.06 per share. After special charges, the net loss for the quarter ended March 31, 2003 was $14.0 million, or $0.08 per share. The net loss for the fiscal year ended March 31, 2003 was $12.4 million, or $0.07 per share.

Mr. Gilbertson went on to state, "AVX's net cash position improved further during the quarter. AVX now has $715.5 million of cash and securities investments, and only $3.4 million of debt. Inventories throughout the sales channel appear to be at reasonable levels, and our customers continue to order based on near-term requirements that limit our visibility for the next quarter. Indications are that revenues should improve in the June quarter."

"In order to offset the negative effects of continued selling price pressure and marginal volume increases, we expect to take additional steps throughout this fiscal year to reorganize and streamline our operations and reduce operating costs."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avxcorp.com

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2002	2003	2002	2003
Net sales	$ 275,085	$ 261,182	$ 1,249,980	$1,134,111
Cost of sales	259,488	252,342	1,146,662	1,067,939
Gross profit	15,597	8,840	103,318	66,172
Selling, general & admin. expense	21,476	22,105	103,741	92,041
Restructuring expense	-	-	24,646	-
Profit (loss) from operations	(5,879)	(13,265)	(25,069)	(25,869)
Other income	2,796	3,715	18,063	15,431
Income (loss) before income taxes	(3,083)	(9,550)	(7,006)	(10,438)
Provision (benefit) for taxes	(1,000)	4,498	226	2,000
Net income (loss)	$ (2,083)	$ (14,048)	$ (7,232)	$ (12,438)
	========	========	========	========
Basic income (loss) per share	($0.01)	($0.08)	($0.04)	($0.07)
Diluted income (loss) per share	($0.01)	($0.08)	($0.04)	($0.07)

Weighted average common
shares outstanding:
Basic	174,549	173,904	174,684	174,325
Diluted	174,549	173,904	174,684	174,325

The Company has adopted Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets", which had the effect of eliminating the amortization of goodwill beginning with the Company's current fiscal year. Had such standard been in effect for the fourth quarter of fiscal 2002, the net loss would have decreased by $1.4 million or $0.01 diluted income per share and $5.6 million or $0.03 diluted income per share for the three and twelve month periods ended March 31, 2002, respectively.

Results for the fourth quarter ended March 31, 2003 include special charges of $2.9 million in cost of sales related to the completion of restructuring activities that were initiated during fiscal 2002.

Results for the quarter ended March 31, 2002 include a $2.7 million benefit in cost of sales as a result of changes in estimates to special charges, recorded earlier in the fiscal year.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	March 31,
	2002	2003
Assets
Cash and cash equivalents	$ 601,910	$ 504,866
Accounts receivable, net	129,213	128,019
Inventories	354,618	358,739
Other current assets	65,127	86,333
Total current assets	1,150,868	1,077,957
Long-term investments in securities	79,627	210,631
Property, plant and equipment, net	382,571	327,700
Other assets	78,533	84,225

TOTAL ASSETS	$ 1,691,599	$ 1,700,513
	=========	=========
Liabilities and Stockholders' Equity
Short-term bank debt	$ 3,927	$ 3,422
Current maturities of long-term debt	11,406	-
Accounts payable and accrued expenses	179,344	182,135
Total current liabilities	194,677	185,557
Other liabilities	20,887	51,800

TOTAL LIABILITIES	215,564	237,357

TOTAL STOCKHOLDERS' EQUITY	1,476,035	1,463,156

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,691,599	$ 1,700,513
	=========	=========

AVX's cash position, including long-term investments in securities, improved $34.0 million during fiscal 2003 to $715.5 million at March 31, 2003 compared to $681.5 million at March 31, 2002. The Company's debt declined $11.9 million during the year to $3.4 million at March 31, 2003 compared to $15.3 million at March 31, 2002.

In the fourth quarter ended March 31, 2003 the Company recorded a non-cash charge to equity of $18.7 million (net of tax benefits of $11.2 million), related to its pension plans, primarily as a result of declines in the equity markets during the fiscal year. The plans continue to meet the requirements of governmental funding rules and do not require a cash contribution at this time.

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com